EXHIBIT 4.1

FORM OF SERIES A WARRANT

THIS WARRANT AND THE SECURITIES ISSUED UPON ANY EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

_________________ (the “Issue Date”	Warrant No.: A-

INFORMATION ANALYSIS INCORPORATED

SERIES A WARRANT TO PURCHASE SHARES OF COMMON STOCK

For value received, Information Analysis Incorporated., a Virginia corporation (the “Company”), hereby certifies that ________________________ or such person’s registered transferees, successors or assigns (each person or entity holding this Series A Warrant being referred to as the “Holder”), is the holder of record of __________Series A Warrants (together, this “A Warrant”) to subscribe for and purchase up to __________ shares of Common Stock, subject to adjustment hereunder. This warrant is one of a series of warrants issued in a private placement (collectively, the “A Warrants”).

1.    Definitions. As used in this A Warrant, the following terms shall have the definitions ascribed to them below.

(a)“    Business Day” means any day other than a Saturday or Sunday on which commercial banks located in New York, New York are open for the general transaction of business.

(b)“    Common Stock” means the common stock of the Company, par value $0.01 per share.

(c)“    Redemption Date” means thirty (30) days from the date on which the Company sends the Redemption Notice.

(d)“    SEC” means the Securities and Exchange Commission.

(e)“    Shares” shall mean the shares of Common Stock issuable upon exercise of this A Warrant.

2.    Terms and Exercise of A Warrant.

(a)    A Warrant Exercise Price. The A Warrant shall entitle the Holder, subject to the provisions hereof, to purchase from the Company with respect to each A Warrant at the price of $4.50 (the “Exercise Price”) per A Warrant a Share, subject to adjustment in connection with any of the events provided in Section 3 hereof. The Company, in its sole discretion, may lower the Exercise Price at any time prior to the Expiration Date (as defined below) for a period of not less than 10 Business Days; provided, however, that the Company shall provide at least 10 Business Days prior written notice of such reduction to the Holder; provided, further, however, that any such reduction shall be applied consistently to all outstanding A Warrants.

(b)    Duration of A Warrant; Method of Exercise; Payment.

(i)

Subject to the provisions hereof, the Holder may exercise this A Warrant, in whole or in part, only during the four (4)-year period commencing on January 1, 2023 and expiring on December 31, 2026 (the “Expiration Date”), by (A) the surrender of this A Warrant (with the Notice of Exercise attached hereto as Appendix A duly executed) at the principal office of the Company, or such other office or agency of the Company as it may reasonably designate by written notice to the Holder, during normal business hours on any Business Day, indicating the number of Shares to be purchased, and (B) the payment by the Holder by cash, certified check payable to the Company or wire transfer of immediately available funds to an account designated to the exercising Holder by the Company of an amount equal to the then applicable purchase price multiplied by the number of Shares then being purchased. The Company, in its sole discretion, may extend the exercise period of this A Warrant by delaying its Expiration Date provided, however, that the Company shall provide at least 10 Business Days prior written notice of any such extension to the Expiration Date to the Holder; provided, further, however, that any such change shall be applied consistently to all outstanding A Warrants.

(ii)

Shares purchased hereunder shall be, in the name of the Holder or his, her or its designee, for the number of Shares to which the Holder is entitled pursuant to the exercise of this A Warrant (provided such date is prior to the Expiration Date), subject to Holder’s satisfaction of the obligations set forth herein, to the address specified by the Holder in the Notice of Exercise by the date that is ten (10) trading days after the delivery to the Company of both the Notice of Exercise and this original A Warrant being exercised (such date, the “Share Delivery Date”). Within ten (10) trading days after the date said Notice of Exercise and this A Warrant are delivered to the Company, the Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date this A Warrant has been exercised, with payment, if this Warrant is not being issued on a net exercise basis, to the Company of the Exercise Price by a certified check drawn on a United States bank or wire transfer and all taxes required to be paid by the Holder, if any, prior to the issuance of such Shares, having been paid. Shares shall be issued in uncertificated or book-entry form. Any Shares so issued shall have the same terms, force and effect as a certificated Share that has been duly countersigned by the Company in accordance with the terms of this A Warrant.

(iii)

 If the Company fails to transmit to the Holder the Shares pursuant to Section 2(b)(ii) hereof by the Share Delivery Date, then the Holder will have the right to rescind such exercise upon notice to the Company pursuant to Section 8 hereof.

(iv)

 Except with respect to the right to receive the Redemption Price (as set forth in Section 4 hereof), if this A Warrant is not exercised on or before its Expiration Date it shall become void, and all rights thereunder and all rights in respect thereof hereunder shall cease at the close of business on the Expiration Date.

(v)	The Company will not close its stockholder books or records in any manner that prevents the timely exercise of this A Warrant, pursuant to the terms hereof.

(c)    Net Exercise. Notwithstanding any provisions herein to the contrary,

(i)

in the event a registration statement is not effective at a time while the A Warrants are exercisable for the Shares, the Holder shall have the right, until such time as such registration statement has been declared effective, and during any other period after such date of effectiveness when the Company shall fail to have maintained an effective registration statement covering the Shares, to exercise this A Warrant on a cashless basis in lieu of exercising this A Warrant by payment of cash pursuant to Section 2(b) above, by surrendering such A Warrants for the number of Shares underlying the A Warrant equal to such number multiplied the quotient obtained by dividing (x) the product of (A) the number of Shares underlying the A Warrant and (B) the difference between the fair market value of such Shares and the Exercise Price, by (y) the fair market value of such Shares; provided, however, that no cashless exercise shall be permitted unless the fair market value is higher than the Exercise Price; and

(ii)

in the event of redemption pursuant to Section 4(c) hereof in which the Company has elected to require all holders of A Warrants (together, the “Holders”) to exercise such A Warrants on a “cashless basis,” by surrendering such A Warrants for the number of Shares underlying the A Warrant equal to such number multiplied by the quotient obtained by dividing (x) the product of (A) the number of Shares underlying the A Warrant and (B) the difference between the fair market value (as defined in Section 2(d) hereof) of the Shares and the Exercise Price, by (y) the fair market value of the Shares; provided, however, that no cashless exercise shall be permitted unless the fair market value of the Shares is higher than the Exercise Price.

(d)    Determination of Fair Market Value. For purposes of this A Warrant, the “fair market value” will mean the volume weighted average price of the Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Company from the Holder. In the absence of any trading of the Shares upon the exercise of this A Warrant, the fair market value of the Shares will be determined by the Company’s Board of Directors in good faith as of the date of such calculation.

(e)    Date of Issuance. Each person in whose name any book-entry position for any Shares issued shall, for all purposes, be deemed to have become the holder of record of such Shares on the date on which the A Warrant was surrendered and payment of the applicable Exercise Price was made, irrespective of the date of delivery of such A Warrant, except that, if the date of such surrender and payment is a date when the security transfer books of the Company are closed, such person shall be deemed to have become the holder of record of such securities at the close of business on the next succeeding date on which the security transfer books of the Company are open.

3.    Certain Adjustments and Distributions. The number and kind of securities purchasable upon the exercise of this A Warrant shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)    Stock Dividends, Stock Splits, Recapitalizations and Reclassifications. In the event the Company, at any time while this A Warrant is outstanding, pays a stock dividend, subdivides outstanding shares of Common Stock into a larger number of shares, combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, issues, in the event of a recapitalization or reclassification of shares of Common Stock, any shares of capital stock of the Company or effects any such similar event, then appropriate proportionate adjustments shall be made by increasing or decreasing (i) the Exercise Price of the A Warrants and (ii) the number of Shares issuable upon the exercise hereof. Any adjustment made pursuant to this Section 3(a) shall become effective immediately upon such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)    Fundamental Transaction. If, at any time while this A Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than if subject to Section 3(a) above), or (v) the Company, directly or indirectly, in one or more related transactions, consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this A Warrant, the Holder shall have the right to receive, for each A Warrant what would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, the amount of securities (or their equivalent) of the successor or acquiring corporation or of the Company, reduced by the amount of such securities with a value equal to the Exercise Price, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the amount of securities for which this A Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of securities in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this A Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this A Warrant in accordance with the provisions of this Section 3(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this A Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in substance to this A Warrant which is exercisable for a corresponding number of securities of such Successor Entity (or its parent entity) equivalent to the securities acquirable and receivable upon exercise of this A Warrant (without regard to any limitations on the exercise of this A Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such securities (but taking into account the relative value of the securities pursuant to such Fundamental Transaction and the value of such securities, such number of securities and such exercise price being for the purpose of protecting the economic value of this A Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this A Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this A Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

(c)    Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(d)    Notice to Allow Exercise by Holder. In the event (i) that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of this A Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, to receive any other security or to participate in any offer made to all holders Common Stock as a class; or (ii) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company's assets to another Person; or (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; then, and in each such case, the Company shall send or cause to be sent to the Holder at least twenty (20) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of this A Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to this A Warrant.

(e)    Certificate of Adjustment. Within a reasonable period of time following written request therefor by the Holder, or at any other time at the Company’s option, the Company will provide the Holder with a certificate setting forth the then current purchase price and reasonable details of any adjustments effected following the Issue Date. Delivery of such certificate shall be deemed to be a final and binding determination with respect to any such adjustments unless challenged by the Holder within ten (10) Business Days of receipt thereof. Such certificate shall also set forth the kind and amount of Shares or other securities or property into which this A Warrant shall be exercisable following the occurrence of any of the events specified in this Section 3.

4.         Redemption.

(a)    Redemption Price and Conditions. Commencing on January 1, 2024, at the Company’s option, at a price of $0.001 per A Warrant (the “Redemption Price”), upon a minimum of 30 days’ prior written notice (“Redemption Notice”) if, and only if, (i) the A Warrants are exercisable at the time of such redemption; (ii) the volume weighted price per share of Common Stock equals or exceeds $12.50 per share (subject to adjustment pursuant to the terms hereof) for the 10 trading days ending two trading days prior to the Company sending the Redemption Notice; and (iii) there is a current registration statement in effect with respect to the Shares underlying the A Warrant for the period commencing on the date of the Redemption Notice and continuing thereafter until the Redemption Date.

(b)    Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem the A Warrants, the Company shall fix a date, the Redemption Date, for their redemption. The Redemption Notice shall be given in accordance with Section 8 hereof. Any notice sent by the Company in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder received such notice.

(c)    Exercise After Notice of Redemption. The A Warrant may be exercised, for cash (or on a “cashless basis,” at the Company’s option, pursuant to Section 2(c) hereof) at any time after the Redemption Notice shall have been given by the Company pursuant to Section 4(b) hereof and prior to the Redemption Date, subject to the Company’s right to determine to require the Holder to exercise A Warrants on a “cashless basis” pursuant to Section 2(c) hereof. The Redemption Notice will contain the information necessary to calculate the number of underlying Shares to be received upon exercise of the A Warrant, including the fair market value (as defined in Section 2(d) hereof) in such case. On an after the Redemption Date, the Holder of the A Warrant shall have no further rights except to receive, upon surrender of the A Warrant, the Redemption Price.

5.    Registration of the A Warrants and the Securities. The Company agrees to use its commercially reasonable best efforts to have one or more current and effective registration statements registering, under the Securities Act, the Shares. If any such registration statement is not effective at a time while the A Warrants are exercisable, holders of such A Warrants shall have the right, until such time as such registration statement has been declared effective by the SEC, and during any other period after such date of effectiveness when the Company shall fail to have maintained an effective registration statement covering the Shares issuable upon exercise of the A Warrants, to exercise such A Warrants on a “cashless basis” as determined in accordance with Section 2(c)(i) hereunder.

6.    Procedure for Surrender of Warrants. A Warrants may be surrendered to the Company, together with a written request for exchange or transfer, and thereupon the Company shall issue in exchange therefor one or more new A Warrants as requested by the Holder of the A Warrants so surrendered, representing an equal aggregate number of A Warrants; provided, however, that in the event that an A Warrant surrendered for transfer bears a restrictive legend, the Company shall not cancel such A Warrant and issue new A Warrants in exchange therefor until the Company has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new A Warrants must also bear a restrictive legend.

7.    Notices. Unless otherwise specifically provided herein, all communications under this A Warrant shall be in writing and shall be deemed to have been duly given (a) on the date personally delivered to the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile or email with confirmation of receipt, (c) on the Business Day after delivery to Federal Express or similar overnight courier which utilizes a written form of receipt, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the Holder or to the Company, in either case at the address indicated therefor on the signature page of this A Warrant. Any party hereto may change its address for purposes of this Section 7 by giving the other party written notice of the new address in the manner set forth herein.

8.    Transfer Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of Shares issuable upon the exercise of the A Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance of Securities in a name other than that of the holder of record of this A Warrant in respect of which such Securities are issued, and in such case, the Company shall not be required to issue Securities or any A Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid.

9.    Mutilated or Missing Warrants. In case this A Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated A Warrant, or in lieu of and substitution for the A Warrant lost, stolen or destroyed, a new A Warrant of like tenor and for the purchase of a like number of Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the A Warrant, and with respect to a lost, stolen or destroyed A Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

10.    No Fractional Securities. No fractional Shares shall be issued in connection with any exercise hereunder, and in lieu of any such fractional Shares, the Company shall, either (i) arrange for the disposition of fractional interests by those entitled thereto, (ii) issue scrip or Shares in registered form (either represented by a certificate or uncertificated) or in bearer form (represented by a certificate) which shall entitle the holder to receive a full share upon the surrender of such scrip or A Warrants aggregating a full share or (iii) round-up such aggregate Shares to the nearest whole number of such Securities.

11.    Compliance with Securities Act and Legends. The Holder, by acceptance hereof, agrees that this A Warrant and the Shares to be issued upon exercise hereof, are being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this A Warrant, or any Shares to be issued upon exercise hereof except under circumstances which will not result in a violation of the Securities Act, or any state’s securities laws. Upon exercise of this A Warrant, the Holder shall confirm in writing, by executing the applicable exercise notice form attached Appendix A hereto, that the Shares so purchased are being acquired for investment and not with a view toward distribution or resale.

12.    Rights as Stockholder; Information. Except as expressly provided in this A Warrant, the Holder shall not, as such, be entitled to vote or receive distributions or be deemed a stockholder of the Company based upon the Shares which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote upon any matter submitted to stockholders at any meeting thereof, or to receive notice of meetings, or to receive distributions, until this A Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have been issued, as provided herein.

13.    Descriptive Headings. The descriptive headings contained in this A Warrant are inserted for convenience only and do not constitute a part of this A Warrant.

14.    Governing Law. The validity, interpretation and performance of this A Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the law that might be applied under principles of conflicts of law. The Company hereby agrees that any action, proceeding, or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of Delaware or the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid and addressed to it at the address set forth on the signature page hereto. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding, or claim.

15.    Persons Having Rights under this Agreement. Nothing in this Agreement expressed, and nothing that may be implied from any of the provisions hereof, is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the holder of record of this A Warrant, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the holder of record of this A Warrant.

16.    Acceptance. Receipt of this A Warrant by the Holder hereof shall constitute acceptance of and agreement to the foregoing terms and conditions.

17.    Assignment. Without the prior written consent of the Company and subject to restrictions on transfer, this A Warrant shall not be assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) by the Holder. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the A Warrant or of any rights granted hereunder contrary to the provisions of this Section 17, or the levy of any attachment or similar process upon the A Warrant or such rights, shall be null and void.

18.    Amendments. This A Warrant may be amended by the parties hereto without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting, or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Holders. Any such amendment shall be binding on any and all future holders of this A Warrant. Except as otherwise set forth herein, all other modifications or amendments, including any amendment to increase the Exercise Price or shorten the Expiration Date, shall require the written consent or vote of the Holders of at least a majority of the then outstanding A Warrants, as applicable. Notwithstanding the foregoing, the Company may lower the Exercise Price or extend the Expiration Date pursuant to Sections 2(a) and 2(b)(i) hereof, respectively, without the consent of the Holder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this A Warrant to be executed on its behalf by one of its officers thereunto duly authorized.

INFORMATION ANALYSIS INCORPORATED

By:
Name:
Title:

Address:	12015 Lee Jackson Memorial Highway
Suite 210
Fairfax, Virginia 22033

Attention:	G. James Benoit, Chief Executive Officer

:

APPENDIX A

Notice of Exercise

To: Information Analysis Incorporated

1.	The undersigned hereby irrevocably elects to purchase ___ Shares of Information Analysis Incorporated (or its successor) (the “Company”) pursuant to the terms of the attached A Warrant, and

(please check as applicable)

☐	tenders herewith payment of the purchase price of such Shares in full, by cash, certified check/wire transfer; OR

☐	net exercises the A Warrant pursuant to the terms thereof;

and, in either case, surrenders of the originally executed A Warrant. Defined terms shall have the meanings ascribed thereto in the A Warrant.

2.    Please update the Company’s books and records, as applicable, to reflect the ownership of Shares in the name of the undersigned or in such other name or names as are specified below:

___________________________________

(Name)

___________________________________

(Address)

3.    Please issue a new A Warrant of equivalent form and tenor for the unexercised portion of the attached A Warrant in the name of the undersigned or in such other name as is specified below:

___________________________________

(Name)

___________________________________

(Address)

Date:

By:

Name:

Its: